PricewaterhouseCoopers LLP Chartered Accountants PO Box 82 Royal Trust Tower, Suite 3000 Toronto Dominion Centre Toronto, Ontario Canada M5K 1G8 Telephone +1 416 863 1133 Facsimile + 1 416 365 8215

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2007 relating to the consolidated financial statements, which appears in Colombia Goldfields Ltd.'s Annual Report on Form 10-KSB for the year ended December 31, 2006. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
January 8, 2008

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other members of firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.